Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
United States of America

March 26, 2020	T: +1 312 782 0600
F: +1 312 701 7711
mayerbrown.com

Board of Directors

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 5,427,513 shares of its common stock, par value $0.01 per share (the “Common Stock”), to be issued to and/or sold from time to time by the persons named under the caption “Selling Stockholders” as described in the prospectus dated March 24, 2020, as supplemented by a prospectus supplement dated March 26, 2020, relating to the Common Stock contained in the Company’s Registration Statement (as so supplemented, the “Prospectus”). We have also participated in the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Act, of a registration statement on Form S-3 (File No. 333-237366) (the “Registration Statement”) relating to the Common Stock.

In rendering our opinions set forth below, we have examined originals or copies certified to our satisfaction of the Registration Statement, the Prospectus, the Company’s Articles of Incorporation, as amended and supplemented, the Company’s Eighth Amended and Restated Bylaws, resolutions of the Company’s Board of Directors and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the legal capacity and genuineness of all signatures of persons signing all documents, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals and the conformity to authentic original documents, records and certificates of all documents, records and certificates submitted to us as copies. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms.

Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that when the Common Stock is issued and/or sold in the manner described in the Prospectus, the Common Stock will be legally issued, fully paid and non-assessable.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

March 26, 2020

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP